                                                                     Exhibit 4.4

                       [GENIUS PRODUCTS, INC. LETTERHEAD]

March 1, 2003

VIA FACSIMILE

Chris DeMoulin Associates, Inc.
751 St. Katherine Drive
La Canada, CA 91011

Re:      Letter of Amendment to Consulting Agreement
         -------------------------------------------

Dear Chris:

This letter will serve to document the amendment of the terms of the Consulting Agreement ("Agreement") between Genius Products, Inc. ("Genius"), and Chris DeMoulin Associates, Inc. ("Consultant") dated January 3, 2002, as outlined below.

Effective as of today's date, the sections of Agreement enumerated below are amended as follows:

SECTION 2
The monthly salary for services will be $8,000, payable as $4,000 in cash and $4,000 worth of free trading common stock of Genius. Genius will have the option to pay the entire monthly salary in cash.

Consultant will receive an option to purchase 3,000 shares of Genius common stock for each new property (such as Goodnight Moon) for which a license is acquired due to Consultant's efforts and as accepted by Genius at Genius's discretion.

In addition to the option to purchase 40,000 shares of Genius common stock previously granted and the options described above, Consultant will receive as of today's date an option to purchase 50,000 restricted shares of Genius common stock. The option exercise price will be set at today's closing market price. The option will vest in two installments, one-half immediately and one-half on March 1, 2004. The option agreement follows as Exhibit 1.

All options will be granted under the terms of Genius' stock option plan then in effect.

SECTION 4
The Agreement will be effective for two years from today's date, subject to the termination provisions of Section 11 of the Agreement.

Please sign below to acknowledge your acceptance of the amendments to the Agreement as described in this letter. You may fax your signed copy of this letter to my attention at 858-793-8842.

Regards,                                    Agreed and acknowledged:
GENIUS PRODUCTS, INC.                       CHRIS DEMOULIN ASSOCIATES, INC.

/s/ Klaus Moeller                           /s/ Chris DeMoulin

By:  Klaus Moeller, CEO                     By:  Chris DeMoulin, Consultant

cc:  Darlene Macy, Payroll

                                    EXHIBIT 1

                            [Stock Option Agreement]

                             STOCK OPTION AGREEMENT
                           SECOND AMENDED AND RESTATED
                      2000 NON-QUALIFIED STOCK OPTION PLAN

         This Stock Option Agreement is dated as of March 1, 2003, between Genius Products, Inc. (the "COMPANY") and Chris DeMoulin (the "GRANTEE").

         WHEREAS, the Grantee is a consultant of the Company and has rendered or will render valuable services; and

         WHEREAS, the Company in recognition of such services has granted a non-qualified option (the "OPTION") to Grantee as set forth therein and herein; and

         WHEREAS, the parties wish to ratify and memorialize the grant and the terms and conditions by which the Option is governed; and

         WHEREAS, the Company has adopted a stock option plan entitled 2000 Second Amended and Restated Non-Qualified Stock Option Plan (the "PLAN") originally adopted by the board of directors on May 25, 2000, and as amended on June 12, 2001 and November 20, 2001, under which shares of the Company's common stock into which the Option is exercisable have been registered with the Securities and Exchange Commission pursuant to a Form S-8 filed on May 25, 2000, which will be amended by a subsequent filing which will include subsequent amendments to the plan which include the increase of the number of shares subject to the plan;

         NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         Section 1. GRANT OF OPTION. The Company hereby confirms the grant to Grantee of the Option to purchase shares of common stock of the Company (the "SHARES"), subject to the terms and conditions of the Consulting Agreement between the Company and Grantee dated January 3, 2002, and as amended on March 1, 2003 (the "CONSULTING AGREEMENT"), this Option Agreement and those of the Plan (which is incorporated herein by reference), as follows:


DATE OF GRANT            NO. OF SHARES         EXERCISE PRICE        VESTING DATE(S)          TERM
-------------            -------------         --------------        ---------------          ----
                                                                                              5 years from
March 1, 2003            50,000                $0.89                            *             date of grant


* The option will vest in two installments, one-half immediately and one-half on March 1, 2004. Should the Consulting Agreement be terminated earlier than March 1, 2004, only options vested as of the date of termination will be exercisable by Grantee. Pursuant to the last paragraph of Section 3 of the Consulting Agreement, this option grant is subject to the same restrictions as the Company's private placement which occurred in the first quarter of 2002.

         In the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail. This Option is intended to be treated as a non-statutory (non-qualified) stock option.

         Section 2. EXERCISE OF OPTION.

                  (a) RIGHT TO EXERCISE. This Option to purchase Shares shall be exercisable at any time after the applicable Vesting Date and prior to the end of the Term, subject to the applicable provisions of the Plan and this Option Agreement.

                  (b) METHOD OF EXERCISE. This Option shall be exercisable by delivery of an exercise notice in the form attached as EXHIBIT A (the "EXERCISE NOTICE") which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

                  (c) COMPLIANCE WITH APPLICABLE LAW. No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise complies with all applicable laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Grantee on the date on which the Option is exercised with respect to such Shares.

         Section 3. METHOD OF PAYMENT. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the sole discretion of the Company:

                  (a) cash or check;

                  (b) consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or

                  (c) surrender of other Shares which, (i) in the case of Shares acquired upon exercise of an Option, have been owned by the Grantee for more than six (6) months on the date of surrender, and (ii) have a fair market value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares.

         Section 4. NON-TRANSFERABILITY OF OPTION. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Grantee only by Grantee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Grantee.

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

         Section 5. TERM OF OPTION. This Option may be exercised only prior to the Expiration Date set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

         Section 6. TAX CONSEQUENCES. Set forth below is a brief summary as of the date of this Option of some of the federal tax consequences of exercise of this Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

                  (a) EXERCISE OF NON-QUALIFIED STOCK OPTION. There may be a regular federal income tax liability upon the exercise of a Non-Qualified Stock Option. The Grantee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Shares on the date of exercise over the Exercise Price. If Grantee is an employee or a former employee, the Company will be required to withhold from Grantee's compensation or collect from Grantee and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver the Shares if such withholding amounts are not delivered at the time of exercise.

                  (b) DISPOSITION OF SHARES. In the case of a Non-Qualified Stock Option, if Shares are held for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes.

         Section 7. ENTIRE AGREEMENT; GOVERNING LAW. The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee's interest except by means of a writing signed by the Company and Grantee. This agreement is governed by the internal substantive laws but not the choice of law rules of California.

         Section 8. SUCCESSORS AND ASSIGNS. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Grantee and his or her heirs, executors, administrators, successors and assigns.

         Section 9. INTERPRETATION. Any dispute regarding the interpretation of this Agreement shall be submitted by Grantee or by the Company forthwith to the Administrator which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Administrator shall be final and binding on all parties.

         Section 10. RECEIPT OF PLAN. Grantee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Grantee has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option Agreement. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Option. Grantee further agrees to notify the Company upon any change in the residence address indicated below.

                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, this Stock Option Agreement is executed on behalf of the Corporation and its duly authorized officer and by Grantee as of the date first written above.

GRANTEE:                                           GENIUS PRODUCTS, INC.

   /S/ Chris DeMoulin                                 /S/ Klaus Moeller
-------------------------                          ----------------------------
                                                   By: Klaus Moeller
Chris DeMoulin                                     Its: Chief Executive Officer

                                    EXHIBIT A
                                    ---------

                             [LETTERHEAD OF GRANTEE]

[Date]

Genius Products, Inc.
11250 El Camino Real, Suite 100
San Diego, CA  92130

Attention:  Corporate Secretary

                                 EXERCISE NOTICE
                      2000 NON-QUALIFIED STOCK OPTION PLAN
                      ------------------------------------

         1. EXERCISE OF OPTION. Effective as of this ___ day of ___________, _____, the undersigned ("Grantee") hereby elects to exercise Grantee's option to purchase _________ shares of the Common Stock (the "SHARES") of Genius Products, Inc. (the "COMPANY"), under and pursuant to that certain plan entitled the Second Amended and Restated 2000 Non-Qualified Stock Option Plan adopted by the Company originally as of May 25, 2000, and as amended on June 12, 2001, and November 20, 2001 (the "PLAN") and the Stock Option Agreement dated ________, ____ (the "OPTION AGREEMENT").

         2. DELIVERY OF PAYMENT. Grantee herewith delivers to the Company the full purchase price of the Shares, as set forth in the Option Agreement.

         3. REPRESENTATIONS OF GRANTEE. Grantee acknowledges that Grantee has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

         4. RIGHTS AS SHAREHOLDER. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Shares shall be issued to the Grantee as soon as practicable after the Option is exercised.

         5. TAX CONSULTATION. Grantee understands that Grantee may suffer adverse tax consequences as a result of Grantee's purchase or disposition of the Shares. Grantee represents that Grantee has consulted with any tax consultants Grantee deems advisable in connection with the purchase or disposition of the Shares and that Grantee is not relying on the Company for any tax advice.

         6. TRANSFER RESTRICTIONS; STOP-TRANSFER ORDER.

         (a) REFUSAL TO TRANSFER. Grantee acknowledges and agrees that the Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of the Stock Option Agreement or the Plan or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

         (b) STOP-TRANSFER NOTICES. Grantee agrees that, in order to ensure compliance with the restrictions referred to in the Stock Option Agreement, the Company may issue appropriate "stop transfer" instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

Submitted by:                           Accepted by:

GRANTEE:                                GENIUS PRODUCTS, INC.

____________________________            __________________________________
Signature                               Name:_____________________________
                                        Title:____________________________

____________________________            __________________________________
Print Name                              Date received

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